UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549

                          SCHEDULE 13G
            Under the Securities Exchange Act of 1934
                        (Amendment No. )*

                       LOEWS CORPORATION
------------------------------------------------------------------
                          (Name of Issuer)

               CAROLINA GROUP STOCK, $0.01 PAR VALUE PER SHARE
------------------------------------------------------------------
                   (Title of Class of Securities)

                            540424207
                          --------------
                          (CUSIP Number)

                         7 December, 2004
------------------------------------------------------------------
     (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


















-------------------                              -----------------
CUSIP No. 540424207                              Page 2 of 5 Pages
-------------------                              -----------------

------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

    ROSS FINANCIAL CORPORATION
------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)  [ ]
                                                        (b)  [ ]
------------------------------------------------------------------
3.  SEC USE ONLY
------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    CAYMAN ISLANDS
------------------------------------------------------------------
 NUMBER OF   | 5. SOLE VOTING POWER                 -0-
  SHARES     |----------------------------------------------------
BENEFICIALLY | 6. SHARED VOTING POWER               5,300,000
  OWNED BY   |----------------------------------------------------
   EACH      | 7. SOLE DISPOSITIVE POWER            -0-
 REPORTING   |----------------------------------------------------
  PERSON     | 8. SHARED DISPOSITIVE POWER          5,300,000
   WITH      |
------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

			5,300,000 shares

------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)              [ ]
    EXCLUDES CERTAIN SHARES*
------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

		7.8%
------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*
    CO-CORPORATION
------------------------------------------------------------------














-------------------                              -----------------
CUSIP No. 540424207                              Page 3 of 5 Pages
-------------------                              -----------------

------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

    KENNETH B. DART
------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)  [ ]
                                                        (b)  [ ]
------------------------------------------------------------------
3.  SEC USE ONLY
------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    BELIZE
------------------------------------------------------------------
 NUMBER OF   | 5. SOLE VOTING POWER                 -0-
  SHARES     |----------------------------------------------------
BENEFICIALLY | 6. SHARED VOTING POWER               5,300,000
  OWNED BY   |----------------------------------------------------
   EACH      | 7. SOLE DISPOSITIVE POWER            -0-
 REPORTING   |----------------------------------------------------
  PERSON     | 8. SHARED DISPOSITIVE POWER          5,300,000
   WITH      |
------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

			5,300,000 shares

------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)              [ ]
    EXCLUDES CERTAIN SHARES*
------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

		7.8%
------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*
    IN-INDIVIDUAL
------------------------------------------------------------------














-------------------                              -----------------
CUSIP No. 540424207                              Page 4 of 5 Pages
-------------------                              -----------------

ITEM 1(a).     NAME OF ISSUER:

               LOEWS CORPORATION

ITEM 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               667 MADISON AVENUE
               NEW YORK, NY 10021-8087

ITEM 2(a).     NAME OF PERSON FILING:

               ROSS FINANCIAL CORPORATION AND KENNETH B. DART

ITEM 2(b).     ADDRESS OF PRINCIPAL OFFICE:

               P.O. Box 31363-SMB
		   Grand Cayman, Cayman Islands, B.W.I.

ITEM 2(c).     CITIZENSHIP:

		   Ross Financial Corporation - Cayman Islands
		   Kenneth B. Dart - Belize

ITEM 2(d).     TITLE OF CLASS OF SECURITIES:  CAROLINA GROUP STOCK

ITEM 2(e).     CUSIP NUMBER:  540424207

ITEM 3.        Not Applicable.

ITEM 4.        OWNERSHIP

(a) Amount Beneficially Owned:  5,300,000
(b) Percent of Class: 7.8%
(c) Number of shares as to which the person has:

              (i)   Sole power to vote or to direct the vote:
                     -0-
              (ii) Shared power to vote or to direct the vote:
                 		5,300,000
              (iii) Sole power to dispose of or to direct the disposition
                    of:              -0-
              (iv) Shared power to dispose of or to direct the disposition of: 5,300,000

Kenneth B. Dart owns beneficially all of the outstanding stock of Ross Financial Corporation and is therefore deemed to own beneficially securities owned by Ross Financial Corporation.

ITEM 5.   OWNERSHIP OF 5 PERCENT OR LESS OF A CLASS:  	[]

ITEM 6.   OWNERSHIP OF MORE THAN 5 PERCENT ON BEHALF OF ANOTHER
          PERSON:  Not Applicable.


-------------------                              -----------------
CUSIP No. 540424207                              Page 5 of 5 Pages
-------------------                              -----------------

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
          HOLDING COMPANY OR CONTROL PERSON.  Not applicable

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
          GROUP.  Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.  Not applicable.

ITEM 10.  CERTIFICATION.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

          SIGNATURE.


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

ROSS FINANCIAL CORPORATION
BY:  Kenneth B. Dart, Director
17 December 2004


KENNETH B. DART
17 December 2004